Exhibit 4.18
English translation of the Brigadier López Power Plant transfer contract

TRANSFER CONTRACT

This Agreement of Purchase of the Goodwill and Execution of Closure Works of the Combined Cycle of the Brigadier López Power Plant -Central Termoeléctrica Brigadier López- (hereinafter, the “Agreement”) is entered into in the City of Buenos Aires, Argentine Republic, on June 14, 2019 by and between INTEGRACIÓN ENERGÉTICA ARGENTINA S.A., with offices at Av. del Libertador no. 1068, 2nd floor, City of Buenos Aires –represented in this act by [] in his capacity as [] as per []– (hereinafter, “IEASA”) and CENTRAL PUERTO S.A., with offices at Tomás A. Edison 2701, City of Buenos Aires –represented in this act by José Manuel PAZOS and Leonardo MARINARO, in their capacity as attorneys-in-fact as per the Broad Power-of-Attorney of Administration and Disposition dated June 1, 2015, notarial record no. 465– (hereinafter, the “Transferee”; and together with IEASA, the “Parties”; each of them individually, the “Party”) under the following terms and conditions:

BACKGROUND:

i.
IEASA made an invitation for bids under Licitación Pública Nacional e Internacional N. ° CTBL 01/2018 [National and International Open Bid No. CTBL 01/2018] for the sale of Brigadier López Power Plant -Central Térmica Brigadier López or “CTBL”– in accordance with the regulations on goodwill transference and execution of combined cycle closure works (hereinafter, the “Bid”).

ii.
The Transferee made a bid following the Terms and Conditions (hereinafter, “Terms and Conditions”), which bid was considered as the most convenient by IEASA and therefore, awarded.

iii.
The publications on the transference of goodwill established in Section 2 of Law no. 11867 (hereinafter, the “LTFC”) were made between March 25 and 29, 2019 in the Official Gazette of the Argentine Republic, in the newspaper El Litoral, and in the Official Gazette of the province of Santa Fe between May 8 and 14, 2019.

iv.
Pursuant to Section 4 of the LTFC, on March 29, 2019, the following objections were raised:

a.
Objection raised by PONCE CONSTRUCCIONES SRL;

b.
Objection raised by ROGOLEX S.A.;

c.
Objection raised by DOMINGO IANNOZZI.

v.
All non-defined terms in capital letters have the meaning assigned in the Terms and Conditions.

THEREFORE, THE PARTIES AGREE ON THE FOLLOWING:

ARTICLE 1. EFFECTIVE DATE

1.1 The Parties state that, without prejudice to this Agreement being executed on this date (hereinafter, the “Goodwill Purchase Agreement Date”), the legal, economic, financial, tax, technical and/or any other effect that may arise as from the execution of this Goodwill Purchase Agreement shall be considered fulfilled as from 00:00 of April 1, 2019 in accordance with the provisions and the scope established by the Terms and Conditions and the Information Letter no. 11 as described below.

1.1.1 The Parties agree that the credits regarding CTBL derived from the transaction with MEM under the Turbogas Supply Agreement that accrue after April 1, 2019 shall correspond to the Transferee, and that the credits derived from the transactions with MEM regarding CTBL that accrued before April 1, 2019 shall correspond to IEASA.

1.1.2. The expenditures that IEASA did in its ordinary course of business on operations or facts in the period between April 1, 2019 and the Goodwill Purchase Agreement Date, in accordance with the provisions of the Terms and Conditions and its Information Letters, as well as the payment of Debt Services under the Financial Trust shall be reimbursed to IEASA by the Transferee.

As a consequence of 1.1.1 and 1.1.2, the Party that received and/or receives a payment that would correspond to the other Party shall transfer such funds to the other Party within 5 (five) calendar days, without any type of deductions.

1.1.3 Notwithstanding the foregoing, the Parties state and guarantee that all statements, warranties and commitments that IEASA made in its Terms and Conditions and its Information Letters and that the Transferee made in its Bid and its Transference Commitment are true and correct, both for April 1, 2019 and this date.

1.2 The Parties herein put on record that, in compliance with Section 4 and 5 of LTFC and the objections raised in (iv) above, the intervening Civil-law Notary, Civil-law notary Mariano Guyot (holder of Register no. 2174 of the City of Buenos Aires, domiciled at Juncal 802, 5 K, of the City of Buenos Aires) makes the following withholdings of the Minimum Amount in Cash, which amounts are hereby transferred by the Transferee to the special account in pesos of Banco Nación Argentina opened to these effects by the Civil-law Notary. The account data is the following: Account no. 0000369335, CBU (Universal Banking Code) 0110599520000003693353, Banco de la Nación Argentina, Branch 0085 Plaza de Mayo (“TFC Account”): (a) regarding the objection raised by Rogolex S.A., he withholds an amount equivalent in pesos of USD 1,180,100 and $700,000, which equals the amount claimed by such company; (b) regarding the objection raised by Ponce Construcciones S.A., he withholds $157,449,856.99, which amount corresponds to the amount claimed in such objection; and (c) regarding the objection raised by Domingo Iannozzi, there is not withholding as no amount was claimed. As the account to which the withheld amounts are transferred is in Argentine Pesos, the Parties agree that the amounts in US dollars mentioned above are converted into Argentine Pesos at the seller exchange rate of Banco de la Nación Argentina for the closing of the day previous to the Goodwill Purchase Agreement Date.

ARTICLE 2. TRANSFERENCE OF GOODWIL

IEASA hereby grants and transfers to the Transferee –who hereby acquires– the Goodwill and all assets, rights and obligations forming it.

The Parties put on record the following circumstances:

i.
The Transferee hereby pays the amount of USD 152,172,500 in concept of Minimum Amount in Cash and assigns LVFVD (sale settlements with due date to be defined), which include interest and VAT and that, net of applicable withholdings and converted into US dollars at the exchange rate established in the Terms and Conditions represent USD 10,100,000, equivalent to the total Variable Amount. The mentioned amount that is paid in concept of Minimum Amount in Cash does not include the price of the Real Property transferred to the Transferee through deed executed simultaneously to this document.

The Minimum Amount in Cash is hereby paid through bank transference to the account in US dollars of IEASA no. 3334570-601/6, CBU (Universal Banking Code) 2590050911333457060164, BANCO ITAU, hereby deducting the amount equivalent in pesos of USD 1,180,100 and the amounts in pesos of $700,000 and $157,449,856.99 that the Civil-law Notary Mariano Guyot withholds and transfers to the TFC Account as per Clause 1.2.

Once the mentioned amount is withheld and the deposit is made on the corresponding TFC Account –which is notified by Civil-law Notary Mariano Guyot to the creditors that raised objections and without them proving the attachment– and the term established in Section 5 of Law no. 11867 elapses, the total amounts not attached in favor of the opposing creditor shall be transferred by the Civil-law Notary to IEASA on the working day following the due date established in the aforementioned Section 5 to the account in dollars mentioned in the previous paragraph using the translation of pesos to dollars at the seller exchange rate of Banco de la Nación Argentina corresponding to the closing of the day previous to the effective transference date.

IEASA hereby grants the corresponding receipt and payment receipt for the total Minimum Amount in Cash, including the amount of withholdings made in compliance with LTFC.

The Variable Amount is hereby paid through the assignment of Offered LVFVD documented through the Offered LVFVD Transference Agreement; therefore, IEASA hereby grants the corresponding settlement receipt and total payment receipt.

Moreover, the Transferee hereby pays to IEASA the amount of USD 15,275,905 corresponding to VAT through bank transference in the terms of Articles 32.1 (c) and 16.9 of the Terms and Conditions, being this document sufficient receipt and payment receipt.

The Parties put on record that the Transferee shall not contribute or cause the contribution of additional funds to the aforementioned for the acquisition –on its own behalf or through third parties– of Debt Securities, which shall be fully redeemed by IEASA, without extinguishing them, at its own cost in accordance with the Terms and Conditions as amended by Information Letters.

ii.
The Transferee states that today it receives from IEASA the possession of the Real Property over which IEASA has ownership and right of use. Moreover, the Transferee receives from IEASA the Personal Property in accordance with the Terms and Conditions.

iii.
As from the Date of the Transference Agreement, the Transferee acquired all the rights and obligations emerging from the Assumed Agreements detailed in Exhibit II.

iv.
The Transferee takes on all Employment Contracts as per Section 225 of the Argentine Contract of Employment Act.

v.
The Transferee takes on the Financial Debt in full, without conditions and exclusively assuming the capacity of Trustor under the Financial Trust Agreement. IEASA states and ensures that the “Completion of the ENARSA-Brigadier López Project” is done (as such terms are defined in the Trust Agreement).

vi.
Simultaneously, the Real Property’s deeds are hereby granted in favor of the Transferee, which include the assignment of the right of use of the land plot over which IEASA has the right to use.

vii.
The Transferee hereby receives the Bid Bond, in full compliance.

viii.
According to article 3.6 of the Terms and Conditions, all the documentation incorporated to the Data Room is on a CD enclosed to this Goodwill Purchase Agreement. All other original documentation associated to the Goodwill shall be provided by IEASA in the term of five (5) working days.

SECTION 3. GENERAL PROVISIONS

3.1. IEASA is committed to collaborate with the Transferee in the integration of the Goodwill to its own operations and systems, within a context of maximum collaboration and contractual good faith, ensuring that the transition is made in the shortest term possible. In this context, IEASA shall provide the Transferee with all the accounting or operational information related to the Goodwill that the Transferee could reasonably need and request when managing the operations of the Goodwill. If necessary, the Parties shall agree on the hiring of all or any of the modules of the service of administrative assistance of IEASA pursuant to section 33.2 of the Terms and Conditions, subject to the economic conditions to agree on.

3.2. In addition, the Parties agree to jointly conduct a gathering of information and an inventory of the materials, equipment and personal property within the term of thirty (30) days as from the execution of this Agreement. The category of materials, equipment and personal property shall include those indicated in the Data Room and those in the lands and warehouses of IEASA.

3.3. The Personal Property transferred includes the total personal property and/or rights, tools, installations and other belongings related to the exploitation of CTBL, which include the equipment, machines, furniture, fixed fire extinguishing installations, tools, supplies, spare parts (along with any additions or replacements that took place, in accordance with the ordinary course of business, until the date of this document), which are expressly listed in Exhibit X of the Terms and Conditions, in the state that they may be, with the normal wear and tear proper of their use in the Goodwill, permanently located at CTBL.

3.4. The provisions of the Terms and Conditions, including the Information Letters, shall govern in case of any absence in this Agreement.

3.5 Any notice, whether judicial or otherwise, served by the Parties in connection with this Agreement shall be sent to the following domiciles, unless the Parties modify such domicile, in which case the other Party must be duly notified within at least five (5) previous days:

IEASA: Av. del Libertador No. 1068, 2nd floor, City of Buenos Aires.

Transferee: Avenida Tomás A. Edison 2071, City of Buenos Aires.

3.6. This Agreement shall only be amended or modified by a written agreement between the Parties.

3.7. Any noncompliance or delay in the compliance by any of the Parties of any right, power or privilege under this Agreement shall not be considered a waiver thereof, nor shall the partial compliance of any right, power or privilege prevent any other exercise thereof or any other right, power or privilege under this Agreement. No waiver shall be considered effective if it is not stated in writing by the waiving Party.

3.8. No Party shall be entitled to assign or transfer any or part of their rights, obligations or responsibilities under this Agreement without the previous written consent by the other Party.

3.9. The Stamp Tax for this Agreement shall be borne by the Transferee.

In witness whereof, the Parties sign two (2) copies of this Agreement, stating the same contents and to only one effect, at the place and on the date indicated in the heading herein.

Exhibit 4.18
English translation of the Brigadier López Power Plant transfer contract

Exhibit I

(i) A CD with all the documentation incorporated to the Data Room.

(ii) The transference deed of Real Property on July 2, 2018.

(iii) All documentation related to Registered Personal Property (this documentation shall be provided in the term of 5 (five) working days as from the execution of this Agreement).

Exhibit 4.18
English translation of the Brigadier López Power Plant transfer contract

Exhibit II

Contracting Party	Agreement	Domicile
Siemens S.A.
Maintenance Agreement drawn up by an Irrevocable Bid for the provision of long term services (Bid no. SADG30311): made by SIEMENS S.A. on March 11, 2013 and accepted by IEASA on March 14, 2013 by Note IEASA no. P5289/2013
Lavalle 1477, 4th floor, City of Buenos Aires
Siemens Energy Inc.
Parts Sale Agreement drawn up by a Long Term Irrevocable Bid for the Sale of Program Parts and Other Accessories and Services Abroad (Bid no. EGA110313): made by Siemens on March 11, 2013 and accepted by IEASA on March 14, 2013 by Note IEASA no. P5288/2013
4400 Alafaya Trail, Orlando, Florida
CAMMESA	Turbogas Supply Agreement (electric energy supply and power available agreement entered into by and between IEASA and CAMMESA on March 26, 2009 and their addendums)	Eduardo Madero 942, City of Buenos Aires
CAMMESA	Turbosteam Supply Agreement (electric energy supply and power available agreement entered into by and between IEASA and CAMMESA on March 26, 2011)	Eduardo Madero 942, City of Buenos Aires
Asociación Civil Parque Industrial Sauce Viejo – Santa Fe Province	Conciliation Agreement between Santa Fe Province, Parque Industrial and IEASA on July 3, 2018	Ruta Nacional no.11, Km 457, Sauce Viejo, Santa Fe Province
Sauvimax S.A.	Lease Agreement drawn up by an Irrevocable Bid Lease of Real Property located in Parque Industrial Sauce Viejo, Santa Fe Province on September 10, 2018	Juan de Garay 3466, City of Santa Fe, Santa Fe Province
Nación Seguros S.A.	Policy no. 419128	San Martín 913, City of Buenos Aires
AON Seguros		Emma de la Barra 353, Dike 4, Puerto Madero, City of Buenos Aires
Mercolab S.A.	PO no. 4500014719 – Bromathological analysis of Food	Obispo Gelabert 2656/8, Santa Fe
R. Reitmann y Cia. S.A.	PO no. 47000000260 – commercial credit for fuels	Av. del Trabajo 3016, Santo Tomé
Transporte Contini S.R.L.	PO no. 4500015035 – extension for a month of PO no. 4500014354 for personnel transportation services	Av. Richieri 1544, Santo Tomé
Giovagnoli S.R.L.	PO no. 4700000123 commercial credit for 12 months for the repair of low voltage motors	Bv. Oroño 2935, Rosario
Electromec Inc. S.A.	PO no. 4700000124 - commercial credit for 12 months for the repair of medium voltage motors	Colectora 1651, Villa Gobernador Galvez
Asven S.R.L	PO no. 4700000215 – commercial credit for the repair and changing of spare parts of the grundfos pump	Juan Jose Paso 7410, Rosario
Scuaglia Germán Andrés	PO no. 450014842 – Water hyacinth removal services	Margaritas 4607, Sauce Viejo, Santa Fe
Leonardo Vergani	PO no. 4700000224 – coupling machining services	Facundo Zuviria 5675, Santa Fe
Fernandez Druetta Ezequiel Martín	PO no. 4500015036 – general tasks services	Lote – Parque Industrial 116, Sauce Viejo, Santa Fe
Catering gourmet S.R.L	PO no. 4500014557- Food service for the personnel	Av. Presidente Perón 3985, Santa Fe
PO no. 4500017827 – provision and supply of food service

Sanitek SH	PO no. 45000013733 – plague control and eradication service	San Luis 3400, Santa Fe
Albosa S.R.L.	PO no. 4500015013 – equity security service	Castillo 1333, City of Buenos Aires
Arginbureau S.R.L.	PO no. 4500013741 – trimestral control of lifting equipment service	Patallo 2206, El Palomar
Rivero Julio Antonio	PO no. 4700000005 – draining of cavities	Pedro Centeno 2264, Santa Fe
Favini S.A.	PO no. 4700000189 – commercial credit for fuel for the fire system	Av. General Paz 7199, Santa Fe
Labac S.A.	PO no. 4700000235 – monitoring of weather parameters	Calle 910, 2720, Colón
BLC S.A.	PO no. 4500014757- technical support and maintenance service	27 de Febrero 1195, Rosario, Santa Fe
Drager Argentina S.A.	PO no. 4500014790- Calibration of gas detectors service	Colectora Panamericana Este 1717, San Isidro
Aguas y Procesos S.A.	PO no. 4700000288 Non-oxidant biocide	J.B. Mitri, 2322, Sunchales
Rutero Express	PO no. 4700000216- Load transportation service	Monteagudo 827, City of Buenos Aires
BICE FIDEICOMISO S.A.; CAMMESA	Financial Trust Agreement Enarsa – Brigadier Lopez	Av. Belgrano 955, 12th floor, City of Buenos Aires and Madero 1020, 1st floor, City of Buenos Aires